Amendment to Management Agreement

THIS AMENDMENT, dated as of November 10, 2021, by and between Copeland Trust, a statutory trust organized under the laws of the State of Delaware ("the Trust"), and Copeland Capital Management, LLC, a limited liability corporation organized under the laws of the State of Delaware ("Copeland Capital").

WHEREAS, the Trust has requested that Copeland Capital amend the Management Agreement to add the Copeland International Small Cap Fund, a new series of the Trust, and Copeland Capital has agreed to do so.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)	Appendix A is hereby deleted in its entirety and replaced with Appendix A attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Management Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts , each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

COPELAND TRUST	COPELAND CAPITAL MANAGEMENT, LLC
By:/s/ Steven Adams	By: /s/ Sofia Rosala
Name: Steven J. Adams	Name: Sofia A. Rosala
Title: Vice President	Title: General Counsel and CCO

Appendix A

Dated: December 9, 2010, as amended November 20, 2012,

as amended effective November 17, 2015

as amended effective November 30, 2016

as amended on September 16, 2020

and as amended November 10, 2021

Fund	Percentage of Average Daily Net Assets

Copeland Dividend Growth Fund	0.75%
Copeland SMID Cap Dividend Growth Fund	0.75%
Copeland International Small Cap Fund	0.78%

COPELAND TRUST

By: /s/ Steven Adams

Name: Steven J. Adams

Title: Vice President

COPELAND CAPITAL MANAGEMENT, LLC By: /s/ Sofia Rosala

Name: Sofia A. Rosala

Title: General Counsel and CCO